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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                                 SEC File Number



                           NOTIFICATION OF LATE FILING



                                                                    CUSIP NUMBER





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(Check one): [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

      For Period Ended: December 31, 1999
      [ ]  Transition Report of Form 10-K
      [ ]  Transition Report of Form 20-F
      [ ]  Transition Report of Form 11-K
      [ ]  Transition Report of Form 10-Q
      [ ]  Transition Report of Form N-SAR
      For the Transition Period Ended:  _________________

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                             Read Instructions Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

     Wellstone Acquisition Corporation
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Full Name of Registrant

     N/A
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Former Name if Applicable

     720 East Front Street
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Address of Principal Executive Office (Street and number)

     Lonoke, Arkansas 72086
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b25(b), the following should be completed. (Check box if appropriate.)

      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N.-SAR, or portions thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c)   The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Wellstone Acquisition Corporation was recently acquired by Pet Quarters, Inc. ("Pet Quarters"), which is headquarted at 720 East Front Street, Lonoke, Arkansas 72086. Pet Quarters has engaged the services of an accounting firm to complete the annual audit, but this audit has not yet been completed.
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        PART IV - OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

Steve Dempsey                                                                501            676-9222
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                  (Name)                                                 (Area Code)    (Telephone Number)


       (2)   Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the
             answer is no, identify report(s).                                                                      [X] Yes [ ] No

       (3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
             report or portion thereof?                                                                             [X] Yes [ ] No



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                       Wellstone Acquisition Corporation



                                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: March 30, 2000                         By: /s/ STEVE DEMPSEY
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                                                Steve Dempsey
                                                President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative.
The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                                      ATTENTION

        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 101).
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                                                     GENERAL INSTRUCTIONS

1.   This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities
     Exchange Act of 1934.

2.   One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the
     Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and
     Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

3.   A manually signed copy of the form and amendments thereto shall be field with each national securities exchange on which any class of securities of the registrant is registered.

4.   Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5.   Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).
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